Exhibit 10.1

Deed of Access & Indemnity

CardieX Limited

Directors & Officers

CardieX Limited (ASX:CDX) – ABN 81 113 252 234

Suite 301 Level 3, 55 Lime Street, Sydney NSW 2000 p| +61 (0)2 8296 0000

https://cardiex.com/

Table of Contents

1.	Defined terms and interpretation	1

2.	Operation of this deed	3

3.	Indemnity	3

4.	Saving provisions	4

5.	Directors’ and officers’ liability indemnity insurance	5

6.	Notification and settlement of claims	6

7.	Right of access to Records	8

8.	General	9

CardieX Limited (ASX:CDX) – ABN 81 113 252 234

Suite 301 Level 3, 55 Lime Street, Sydney NSW 2000 p| +61 (0)2 8296 0000

https://cardiex.com/

DETAILS

Date:

Parties

(1)	CardieX Limited (CDX)

	ACN	113 252 234

	Address	Suite 301, Level 3

55 Lime Street, Sydney NSW 2000

Attention: Company Secretary

Email: lho@cardiex.com

(2)	(Director & Officer)

	Address	[insert address]

Recitals

A.	The Director is a director of CDX and is, or may become, a director of some or all of its related bodies corporate, (together with CDX), (the Companies and each a Company).

B.	In accordance with the constitution of CDX, the Director wishes to be indemnified and insured to the extent permitted by Law.

C.	The Director requires access to the Records and CDX has access to the Records. CDX agrees to retain the Records for the Director in accordance with the provisions of this deed after the Director has ceased to be a director of the Companies.

D.	CDX has agreed to indemnify the Director, maintain an insurance policy in favour of the Director and to grant the Director rights of access to the Records in accordance with this deed.

Operative Parts

1.	Defined terms and interpretation

1.1	Defined terms

In this deed

Business Day means:

(a)	for the purpose of sending or receiving a notice, a day which is not a Saturday, Sunday, a bank holiday or a public holiday in the city where the notice is received; and

(b)	for all other purposes, a day which is not a Saturday, Sunday, a bank holiday or a public holiday in Sydney.

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Company has the meaning given in Recital A.

Corporations Act means the Corporations Act 2001 (Cth).

Indemnity means the indemnity granted by CDX under clause 3;

Law means any applicable law and includes sections 199A, 199B and 199C of the Corporations Act and section 229 of Schedule 2 of the Competition and Consumer Act 2010 (Cth).

Records means, in respect of a Company, all books and records of that Company and includes all board papers, submissions, minutes, letters (including letters requesting and giving legal advice to the Company and/or the Director when acting as a director of the Company or referred to in any of the above) and which directly or indirectly relates to the affairs of the Company during the period in which the Director acted as director of the Company, whether kept in physical, electronic or other forms.

1.2	Interpretation

In this deed, headings are for convenience only and do not affect interpretation and except where the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other grammatical forms of a defined word or expression have a corresponding meaning;

(d)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of or schedule or annexure to this deed and a reference to this deed includes any schedule and annexure;

(e)	a reference to a document or agreement includes the document or agreement as novated, altered, supplemented or replaced from time to time;

(f)	a reference to an agreement other than this deed includes an undertaking, agreement, deed or legally enforceable arrangement or understanding whether or not in writing

(g)	a reference to A$, $A, dollar or $ is to Australian currency;

(h)	a reference to a year (other than a financial year) or a month means a calendar year or calendar month respectively;

(i)	a reference to a party is to a party to this deed, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

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(j)	a reference to a person includes a natural person, partnership, firm, body corporate, trust, joint venture, association, governmental or local authority or agency or other entity;

(k)	a reference to any statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(l)	any authority, association, body and entity whether statutory or otherwise (First Body) will, in the event of the First Body ceasing to exist or being reconstituted, replaced or the powers or functions thereof being transferred to or taken over by any other authority, association, body or entity (Second Body), be deemed to refer respectively to the Second Body to the extent to which the Second Body reconstitutes, replaces or exercises the powers or functions of the First Body;

(m)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this deed or any part of it;

(n)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(o)	a reference to time is a reference to Australian Eastern Standard Time; and

(p)	a reference to a period of time includes the first and last measurement of time applicable to that period, unless the provisions of this deed provide, or the context of this deed requires, otherwise.

1.3	Inclusive expressions

Specifying anything in this deed after the words “includes”, “including”, “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

2.	Operation of this deed

Notwithstanding any other provision of this deed, the parties agree that the obligations contained in this deed will only operate in relation to a particular Company of which the Director is, or has been, appointed as a director.

3.	Indemnity

3.1	Indemnity

CDX must indemnify the Director and must keep the Director indemnified on a full indemnity basis and to the fullest extent permitted by Law, against all losses or liabilities (including for negligence and legal costs) incurred by the Director as an officer of any of the Companies.

3.2	Costs indemnity

Where the Director seeks indemnification for costs and expenses incurred in the circumstances referred to in clause 3.1, to the extent that the Director is not presently entitled to be indemnified because:

(a)	judgment has not yet been given;

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(b)	the Director has not been acquitted or convicted; or

(c)	relief has not yet been granted under the Act,

CDX must advance to the Director an amount sufficient to meet the amount of such reasonable costs and expenses within 28 days after CDX has received from the Director a written request which specifies the reasonable amount of the costs and expenses which the Director requires CDX to advance.

3.3	Repayment

If after all rights of appeal in respect of the proceedings in question have been exhausted or abandoned, the amount advanced under clause 3.2 is for costs and expenses for which the Director cannot or could not be indemnified under the Act, the Director must, within 28 days after his receipt of a written demand by CDX for repayment of any moneys advanced under clause 3.2, repay to CDX any amount so advanced.

3.4	Taxation

If for any reason a payment received by the Director under the Indemnity is or will be treated as assessable income under any law relating to tax, CDX must pay to the Director an additional amount so that, after withholding or deducting from that amount all tax paid or payable in respect of the receipt and the additional amount, the balance remaining is equal to the amount of the indemnity payment.

3.5	GST

If either party (Supplier) becomes liable to pay GST in respect of any supply made to the other party (Recipient) under or in connection with this deed, the Recipient must pay an amount to the Supplier equal to the amount of the GST payable, provided that no payment will be required under this clause 3.5 until the Supplier has issued a GST tax invoice to the Recipient in respect of that supply.

4.	Saving provisions

4.1	Enforcement of rights

CDX waives any right it may have to first require the Director to commence proceedings or enforce any other right against any person before claiming under the Indemnity.

4.2	Continuing indemnity

(a)	The Indemnity is a continuing indemnity and continues to apply following the Director’s resignation as a director of the Companies and is not discharged by any one payment.

(b)	The Indemnity inures to the benefit of the Director’s estate and his successors.

4.3	Indemnity not affected

The liability of CDX under the Indemnity and the rights of the Director under the Indemnity are not affected by any of the following:

(a)	any amendment to the constitution of CDX;

(b)	any intermediate payments, settlement of accounts or payments;

(c)	laches, acquiescence or delay on the part of the Director;

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(d)	the death, bankruptcy, insolvency or liquidation of any person or corporation; or

(e)	any other thing or matter which might otherwise affect the Indemnity whether at law or in equity.

4.4	Reinstatement of indemnity

If a claim that a payment or transfer to the Director in connection with the Indemnity is void or voidable (including a claim under laws relating to liquidation, insolvency or protection of creditors) is upheld, conceded or compromised, then the Director is entitled immediately as against CDX to the rights to which the Director would have been entitled under this Indemnity if the payment or transfer had not occurred.

4.5	Additional indemnity

The Indemnity is in addition to any indemnity contained in the constitution of CDX from time to time.

5.	Directors’ and officers’ liability indemnity insurance

5.1	Insurance

CDX must, to the extent permitted by law, ensure at all times:

(a)	while the Director is a director of any Company; and

(b)	until the later of:

(i)	the date that is seven years after the Director ceases to be a director of that Company; and

(ii)	the date any claim or proceeding which is threatened, made or brought against the Director during the period referred to in clause 5.1(b)(i) in relation to any act or omission of the Company and/or the Director while a director of the Company, is finally resolved, that the relevant Company maintains in force a policy of insurance for the Director against any liability (including legal costs) incurred by the Director as an officer of that Company other than:

(a)	conduct involving a wilful breach of duty in relation to any Company; or

(b)	a contravention of section 182 or 183 of the Corporations Act.

5.2	Terms of insurance

The policy of insurance referred to in clause 5.1(b) must be with a reputable insurance company and must be for an amount and subject to terms and conditions which provide not less than the same indemnity coverage as was in force at the time when the Director ceased to be a director.

5.3	Copies of insurance

CDX must provide the Director with a copy of all contracts of insurance obtained by a Company pursuant to clause 5.1 within 20 Business Days after entering into or renewing (as the case may be) the contract of insurance.

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5.4	Expiration of insurance policy

CDX must notify the Director within seven days of the expiration of an insurance policy that the relevant Company has done all things necessary to renew the policy or enter into a replacement policy with the same indemnity coverage as was previously in force.

5.5	Renewal of insurance policy

To the extent required to comply with a Company’s disclosure obligations in relation to an insurance policy, upon request from CDX or another Company, the Director must provide the relevant Company with the information requested by it within a reasonable period before the renewal of the policy.

6.	Notification and settlement of claims

6.1	Notification

(a)	The Director must notify CDX in writing as soon as reasonably practicable after becoming aware of any claim or proceeding made or brought by a person other than any of the Companies which give rise to, or may give rise to, a claim against a Company by the Director under or by virtue of this deed.

(b)	The Director must not settle or compromise any claim or make any admission or payment in relation to the claim without the prior written consent of CDX which must not be unreasonably withheld.

6.2	Conduct of proceedings

(a)	CDX may do one or more of the following:

(i)	assume the conduct, negotiation or defence of a claim;

(ii)	institute a cross-claim or a counterclaim in relation to a claim; and

(iii)	subject to clause 6.3, retain lawyers in relation to a claim to act on behalf of both the Director and the relevant Company,

and, when it does so, the conduct of the claim will be under the sole management and control of CDX or its insurers (acting reasonably).

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(b)	The Director must:

(i)	take any reasonable action that CDX requests to avoid, dispute, resist, bring an appeal in, compromise or defend any claim or any adjudication of a claim;

(ii)	on request by CDX, render all reasonable assistance and co-operation to CDX in the conduct of any claim, including, but not limited to, giving CDX any documents, authorities and directions that CDX reasonably requires to prosecute or advance any cross-claim or counterclaim in relation to a claim; and

(iii)	on request by CDX, do anything reasonably necessary or desirable to enable CDX or the relevant Company (so far as possible) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any cross claims or any claims against any third party (including any claim under any applicable insurance policy) and render any assistance that is reasonably requested by CDX for that purpose, and CDX is not obliged to indemnify the Director under this deed or otherwise where the Director fails to perform any of these obligations to the material prejudice of CDX or the relevant Company.

(c)	The Director is entitled to be reimbursed by CDX the actual costs of the Director reasonably incurred in taking action or providing assistance under clause 6.2(b).

(d)	In acting under clause 6.2(a), CDX must, subject to any requirement of its insurers, have regard to the principle that the reputation of the Director should not be injured unnecessarily.

(e)	If CDX does not elect to take control of the conduct of proceedings under clause 6.2(a), the Director must ensure that CDX and the relevant Company are kept fully informed of any actual or proposed developments (including any meetings) and is provided with copies of all material correspondence and documentation relating to such third party claim or action, and such other information, assistance and access to Records and personnel as CDX or the relevant Company reasonably requires.

6.3	Legal representation

The Director may engage separate legal or other representation and participate in a claim or proceeding against the Director as a result of or arising from being a director of a Company. CDX will pay any expenses incurred by the Director in relation to the representation or participation only to the extent that those expenses are:

(a)	incurred before CDX assumes conduct of the claim;

(b)	incurred with CDX’s prior written authority; or

(c)	reasonable and incurred in circumstances where:

(i)	CDX has refused to authorise representation or participation by lawyers other than lawyers acting also for CDX or the relevant Company; and

(ii)	there is a reasonable likelihood that the interests of the Director and of a Company would conflict if the same lawyers were to act on behalf of both the Director and the Company.

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7.	Right of access to Records

7.1	Maintenance of Records

CDX (whether alone or together with the other Companies) must keep a complete set of all the Companies’ Records, in a systematic and organised manner and in suitable secure custody in Sydney, Australia for so long as the Director has a right of access to the Records whether under this clause 7 or otherwise.

7.2	Entitlement to access

The Director is entitled to access the Records of a Company during normal business hours of CDX and is entitled to receive a copy of any of them, at no cost to the Director, upon the Director making a request at any time while the Director holds office as a director of that Company and at any time during any of the following periods:

(a)	the period of the currency of any claim or proceeding which is threatened, made or brought against the Director in relation to any act or omission of the Company and/or the Director while a director of the Company; and

(b)	the period of seven years after the Director ceases to hold office as a director of the Company.

7.3	No limitation to access

(a)	The rights of the Director contained in clause 7.2 do not exclude, limit or restrict any right, power or remedy available to the Director provided by law independently of this deed.

(b)	Subject to clause 7.4, CDX must give the Director access to the Records of the Companies in accordance with the provisions of this deed notwithstanding that the Records contain documents over which a Company claims legal professional privilege, provided that the Director does not waive, either by express or implied conduct, the legal professional privilege without the written consent of CDX.

(c)	CDX and the Director hereby acknowledge that the grant of access to the Director by a Company to documents over which the Company claims legal professional privilege does not amount to an express or implied waiver by the Company of its claim to legal professional privilege against persons other than the Director.

(d)	Nothing in this deed or done pursuant to this deed prevents a Company from relying on privilege in proceedings between the Director and the Company (including in respect of a document which the Company has disclosed to the Director outside those proceedings).

7.4	Confidential information

(a)	The Director must keep confidential all confidential information contained in the Records to which the Director has had access or which the Director possesses, and the Director must not divulge or release that information to any person other than:

(i)	in the course of seeking legal advice;

(ii)	as authorised in writing by CDX;

(iii)	in connection with any claim or proceeding which is threatened, made or brought against the Director in relation to any act or omission of a Company and/or the Director while a director of a Company and in relation to which the Director was given access to the Records; or

(iv)	as required by an order of a Court or by law.

(b)	Where the Director is entitled to disclose confidential information under clause 7.4(a) and the Records include any information to which legal professional privilege attaches for the benefit of a Company and the Director, the Director must use the Director’s best endeavours to avoid doing anything that will cause that privilege to be waived, extinguished or lost by the Company in relation to third parties.

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8.	General

8.1	Notices

(a)	Any notice or other communication including any request, demand, consent or approval, to or by a party to this deed:

(i)	must be in legible writing and in English addressed as shown below:

(A)	if to CDX:

	Address:	Suite 301, Level 3
55 Lime Street, Sydney NSW 2000
Attention: Company Secretary
Email: lho@cardiex.com

(B)	if to the Director:

	Address:	[insert address]
	Email:	[insert email address]

or as specified to the sender by the notice;

(ii)	where the sender is a company, must be signed by an officer or under the common seal of the sender;

(iii)	is to be regarded as having been given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post, one Business Day from and including the date of postage; or

(C)	if sent by email to the email address set out above, when the email (including any attachment) is sent to the receiving party at that email address, unless the sending party receives a notification of delivery failure within 24 hours of the email being sent, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as having been received at 9.00am on the following Business Day; and

(iv)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)	In this clause 8.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees.

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8.2	Variation

This deed may be varied only in writing signed by each party.

8.3	Approvals and consents

Except where this deed expressly states otherwise, a party may, in its absolute discretion, give conditionally or unconditionally or withhold any approval or consent under this deed.

8.4	Assignment

A party may only assign this deed or a right under this deed with the prior written consent of each other party.

8.5	Counterparts

This deed may be executed in counterparts. All executed counterparts together constitute one document. A party may execute this deed by duly executing a counterpart and forwarding a copy of the signed counterpart to each other party.

8.6	Costs

Subject to clause 8.7 and unless this deed expressly states otherwise, each party shall bear its own costs in relation to, and associated with, this deed and giving effect to this deed.

8.7	Stamp duty

The Companies must pay all stamp duty (including penalties and interest) in respect of the execution, delivery and performance of this deed and any agreement or document entered into or signed under this deed.

8.8	No merger

Except where this deed expressly states otherwise, the rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

8.9	Entire agreement

This deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

8.10	Further action

Each party must do, at its own expense, everything reasonably necessary to give full effect to this deed and the transactions contemplated by it (including executing documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

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8.11	Severability

If the whole or any part of a provision of this deed is invalid or unenforceable in a jurisdiction it must, if possible, be read down for the purposes of that jurisdiction so as to be valid and enforceable. If however, the whole or any part of a provision of this deed is not capable of being read down, it is severed to the extent of the invalidity or unenforceability without affecting the remaining provisions of this deed or affecting the validity or enforceability of that provision in any other jurisdiction.

8.12	Enforcement of indemnities

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this deed.

8.13	Survival

Any indemnity or obligation of confidentiality in this deed is independent and survives termination of this deed. Any other term which by its nature is intended to survive termination of this deed survives termination of this deed.

8.14	Joint and several

Except where this deed expressly states otherwise:

(a)	any covenant, agreement, representation, warranty, indemnity or other liability under this deed by two or more persons (including where two or more persons are included in the same defined term) binds them jointly and severally; and

(b)	any covenant, agreement, representation, warranty, indemnity or other benefit in favour of two or more persons (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally.

8.15	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise by a party of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

8.16	Relationship

Except where this deed expressly states otherwise, this deed does not create a relationship of employment, trust, agency or partnership between the parties.

8.17	Remedies cumulative

The rights, powers and remedies provided in this deed are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this deed.

8.18	Governing law

This deed will be governed by and construed in accordance with the law for the time being in force in New South Wales, Australia and the parties, by entering into this deed, are deemed to have submitted to the non-exclusive jurisdiction of the courts of that State.

8.19	Exercise of rights

Except where this deed expressly states otherwise, a party may exercise a right at its discretion and separately or concurrently with another right.

8.20	Time is of the essence

If any obligation stipulates a time period, then time is of the essence.

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Executed as a deed

Executed by CardieX Limited ACN 113 252 234 in accordance with Section 127 of the Corporations Act 2001 (Cth)	) ) )

Signature of director/secretary		Signature of director/secretary

Name of director/secretary		Name of director/secretary
(BLOCK LETTERS)		(BLOCK LETTERS)

Signed by [INSERT NAME] in the presence of:	) )

Signature of Witness

Name of Witness
(BLOCK LETTERS)

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